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                                                                                                                     Exhibit 12.1


                                              CORT BUSINESS SERVICES CORPORATION
                                                 RATIO OF EARNINGS TO COMBINED
                                    FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                    YEAR ENDED DECEMBER 31,                         YEAR ENDED DECEMBER 31, 1998

                                       ----------------------------------------------------        ------------------------------
                                          1994           1995            1996          1997           HISTORICAL      PRO FORMA


Pre-tax income from
 continuing operations                 $ 6,368        $10,804         $27,197       $37,934         $44,810         $13,862

Fixed charges:
 Interest expense                       16,246         15,917           8,251         8,374           7,837          38,285
 Rent expense interest
  factor                                 3,097          3,059           4,048         5,321           6,433           6,433

Preferred Stock
 Dividend
 Requirements                               --             --              --            --              --          26,992

Earnings as adjusted                    25,711         29,780          39,496        51,629          59,080          58,580
Fixed charges from
 above                                  19,343         18,976          12,299        13,695          14,270          71,710

Ratio of earnings to
 combined fixed
 charges and preferred
 stock dividend
 requirements                             1.33           1.57            3.21          3.77            4.14              --

Fixed charges and
 preferred stock
 dividend
 requirements exceed
 earnings by                                --             --              --            --              --         $13,130

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                                    SIX MONTHS ENDED JUNE 30, 1998       SIX MONTHS ENDED JUNE 30, 1999
                                   ---------------------------------    ---------------------------------
                                               HISTORICAL                 HISTORICAL          PRO FORMA
Pre-tax income from
 continuing operations                          $21,891                    $24,757             $ 8,447

Fixed charges:
 Interest expense                                 4,038                      2,775              18,835
 Rent expense interest
  factor                                          3,024                      3,683               3,683

Preferred Stock
 Dividend
 Requirements                                        --                         --              14,515

Earnings as adjusted                             28,953                     31,215              30,965
Fixed charges from
 above                                            7,062                      6,458              37,033

Ratio of earnings to
 combined fixed
 charges and preferred
 stock dividend
 requirements                                      4.10                       4.83                   --

Fixed charges and
 preferred stock
 dividend
 requirements exceed
 earnings by                                                                                    $ 6,068
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